Exhibit EX-28.p.5

Nationwide Fund Distributors, LLC

CODE OF ETHICS

Nationwide Fund Distributors (the “NFD” or the “Firm”) serves as the Financial Regulatory Agency (“FINRA”) registered limited Principal Underwriter to the various series (each, a “Fund” and collectively, the “Funds”) for the Nationwide Mutual Fund and the Nationwide Variable Insurance Trust (individually, a Trust and collectively, the “Trusts”). NFD has adopted this Code of Ethics (the “Code”) in accordance with Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940, as amended, (the “Act”) and Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) (collectively, referred to herein as the “Rules”).

The Rules generally prohibits deceitful, fraudulent or manipulative trading practices with respect to purchases and sales of securities held or to be acquired by the Trusts. While the Firm’s Code is designed to prevent violations of Rules, it is possible to comply with the provisions of this Code and nevertheless violate the general prohibitions set forth in the Rules. The Firm’s Access Persons are subject to the Code and should: therefore, bear these general standards of conduct in mind at all times as well as adherence to applicable federal securities laws. This Code is designed to prevent conduct that could create an actual or potential conflict of interest with any Trust.

A.	STATEMENT OF GENERAL PRINCIPLES AND STANDARD OF CONDUCT

It is the duty of all Covered Persons to place the interests of the Trusts first at all times. Consistent with that duty, all Covered Persons must (1) conduct all personal Covered Securities transactions in a manner that is consistent with this Code of Ethics; (2) avoid any actual or potential conflict of personal interest with the interests of the Funds; (3) adhere to the fundamental standard that they should not take inappropriate advantage of their positions of trust and responsibility; (4) safeguard Material Non-Public Information about the Funds’ transactions including disclosure of portfolio holdings; and (5) comply with all federal securities laws.

This Code of Ethics applies to transactions in Covered Securities for the accounts of all Covered Persons and any other accounts in which they have any Beneficial Ownership. It imposes certain investment restrictions and prohibitions and requires the reports set forth below. If Covered Persons become aware of Material Non-Public Information or some personnel may find themselves “frozen” in a position. The Firm will not bear any losses in personal accounts resulting from the implementation of any portion of the Code of Ethics.

B.	GENERAL PROHIBITIONS

1)	No Covered Person shall employ any device, scheme or artifice to defraud such Trust.

2)	No Covered Person shall make to the Trust any untrue statement of a material fact or omit to state to a Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3)	No Covered Person shall engage in any act, practice or course of business which operate or would operate as a fraud or deceit upon such.

4)	No Covered Person shall engage in a manipulative practice with respect to such Trust.

5)	All Covered Persons shall keep all information pertaining to Funds’ portfolio transactions and holdings confidential. No person with access to Covered Securities holdings, recommendations or pending securities transactions and holdings should disclose this information to any person, unless such disclosure is made in connection with his or her regular functions or duties. Special care should be taken to avoid discussing confidential information in circumstances, which would disclose this information to anyone who would not have access to such information in the normal course of events.

6)	No Covered Person shall utilize information concerning prospective or actual portfolio transactions in any manner that might prove detrimental to the interests of the Funds.

7)	No Covered Person shall personally affect a purchase, sell, or exchange shares of any series of Mutual Fund, while in possession of Material Non-Public Information concerning the portfolio holdings of any series of the Mutual Fund.

8)	No Covered Person shall use his or her position for his or her personal benefit or attempt to cause a Fund to purchase, sell or hold a particular Covered Security when that action may reasonably be expected to create a personal benefit for the Covered Person.

9)	No Covered Person shall selectively disclose “non-public” information concerning the portfolio holdings of any Fund to anyone who does not have a legitimate business need for such information that is consistent with the interests of the Trusts and adherence to the Trusts’ Portfolio Holding Disclosure Policy.

10)	No Covered Person shall engage in any act, practice or course of conduct, which would violate applicable provisions of the Rules.

11)	No Covered Person shall engage in, or help others engage in, Market Timing in the series of Mutual Funds for which the Firm serves as broker-dealer or any other shares of Funds that have a policy against Market Timing. This prohibition does not apply to short-term transactions in money market funds, unless these transactions are part of a Market Timing strategy of the Mutual Funds, nor does it apply to contributions to a 401(k) program or an automatic reinvestment program. However, this program does apply to internal transfers within a 401(k) program to the extent such transactions violate a Mutual Fund’s policy against Market Timing. Any profits derived by a Covered Person as a result of such impermissible Market Timing may be subject to disgorgement at the discretion of the CCO.

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12)	No Covered Person shall engage in, or help others engage in, Late Trading in any Mutual Fund for which the Firm serves as broker dealer for any purpose.

C.	PERSONAL TRADING RESTRICTIONS

1)	Short Selling and Margin Accounts

Access Persons are not permitted to enter into short sales or trade on margin.

2)	Initial Public Offerings (“IPOs”)

Access Persons are generally prohibited from acquiring any Covered Securities in an IPO. Access Persons may, however, request and receive approval to participate in an IPO in certain limited circumstances. In approving any such request, the onus for substantiating and documenting compliance with the Code of Ethics rests on the individual seeking approval. Notwithstanding submission of substantiating documentation, approval may be withheld if reviewing Compliance personnel believe that an actual or potential conflict of interest exists with respect to any Fund. Approval to invest in an IPO shall be valid for the period of time stated in the approval, but may be withdrawn at any time prior to the Access Person’s purchase in an IPO. Requests for participation in IPO’s must be submitted online via the Firm’s Compliance tool, StarCompliance.

3)	Private Placements

Access Persons investing in Private Placements of any kind must obtain written prior approval from the the CCO. In determining whether to grant such prior approval, the CCO shall determine (among other factors) whether the investment opportunity should be reserved for a Fund(s), and whether the opportunity is being offered to the individual by virtue of his or her position with the Firm. Access Persons, who have been authorized to acquire Covered Securities in a private placement must disclose such investment when they are involved in, or have knowledge of, any subsequent consideration of an investment by a Fund in that issuer. In such circumstances, the CCO or his designee with no personal interest in the particular issuer shall independently review the Fund’s decision to purchase that issuer’s Covered Securities.

All Access Persons requesting private placement approval shall submit a request via the Firm’s online Compliance tool, StarCompliance (see Exhibit D this Code) with provision of supporting documentation to the CCO or his designee. Approval to invest in a private placement shall be valid for the period of time stated in the approval, but may be withdrawn at any time prior to the Access Person’s purchase in the private placement.

New Access Persons must disclose pre-existing private placement securities by requesting approval via the Firm’s online Compliance tool, StarCompliance (see Exhibit D of this Code). New Access Persons may be required to liquidate/terminate their investment in a private placement if deemed by the CCO to be a conflict of interest.

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4)	Pre-clearance

For purposes of this Code, Access Persons are required to pre-clear transactions in the following Covered Securities:

a)	Reportable Funds (excluding shares purchased as part of an automatic contribution or reinvestment plan (such as a 401(k) contribution) provided that the initial position is disclosed on the Initial Holdings Report or the initial acquisition of such security is pre-cleared).

b)	Initial Public Offerings (“IPOs”); and

c)	Private Placements.

Requests for pre-clearance should be submitted online via the Firm’s online Compliance tool, StarCompliance. Pre-clearance requests must include the type of transaction (e.g., buy or sell), the security name, security symbol / CUSIP, the number of shares (or investment amount), the brokerage account name and account number.

Transactions should not be placed for execution until pre-clearance approval has been received.

If for any reason the trade is not executed on the day on which pre-clearance approval is received, the Access Person must submit a new request and receive approval prior to placing any subsequent order.

5)	30 Day Holding Period

All Access Persons must maintain any position in a Reportable Fund, with the exception of money market funds, for at least 30 calendar days before they can be sold or exchanged. Exceptions to this policy will be considered in hardship situations, but must be approved in writing, in advance by the CCO or his designee.

6)	Exempted Transactions

The prohibitions of Section C.4 Pre-Clearance and C.5 30 Day Holding Period, of this Code of Ethics shall not apply to:

(a)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence, control or investment discretion or authority;

(b)	purchases or sales which are non-volitional[1] on the part of the Access Person;

(c)	subsequent purchases which are made through an automatic dividend reinvestment or automatic direct purchase plan;

[1]	Non-volitional purchases or sales include those transactions, which do not involve a willing act or conscious decision on the part of the director, officer or employee. For example, shares received or disposed of by Access Persons in a merger, recapitalization or similar transaction are considered non-volitional.

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(d)	purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(e)	purchases or sales effected by the Broker Dealer on behalf of Fund accounts managed by such Broker Dealer; or

(f)	purchases or sales of covered securities effected in any Access Person’s account except Reportable Funds.

For IPO’s and Private Placements, the 30 Day Holding Period also does not apply, however, preclearance is still required.

7)	Gifts

Covered Persons may not give or receive gifts or other items beyond those courtesies deemed to be customary, reasonable and proper under the particular business circumstances from any person or entity that does business with the Firm. Gifts given or received by Access Persons must be in accordance with the provisions of the Firm’s Code of Ethics and the Firm’s (which mirrors the Advisor’s) Gift and Entertainment Policy.

8)	Board of Directors

Access Persons are prohibited from serving on the boards of directors of publicly traded companies, absent receiving prior authorization from the CCO. Such authorization should be based upon a determination that the board service would be consistent with the interests of the Funds the Firm serves. Where service on a board of directors is authorized, Access Persons serving as directors should be isolated from those making investment decisions regarding the company through “Chinese Wall” procedures.

D. MARKET TIMING

All Covered Persons are expected to read and understand the definition of Market Timing and adhere to the Code’s specific requirements in this regard. Market Timing is prohibited in any Fund; if it is determined that personal trading activities violate these restrictions, the Firm reserves the right to impose such sanctions as deemed appropriate.

To ensure that the Code’s requirements are met and to comply with the SEC’s objective for enhanced disclosure, all Access Persons must report on a quarterly basis to the CCO certain transactions in Reportable Funds (excluding money market funds) in all accounts for which an Access Person has Beneficial Ownership. On-going purchases made through an automatic contribution or reinvestment program (such as a 401k contribution) are not required to be reported provided that the initial position has been disclosed or reported on the Initial Holdings Report, Quarterly Transaction Report and / or the Annual Holdings Report as required in Section E of the Code.

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All sales, all exchanges and all new purchases in Reportable Funds must be disclosed on a quarterly basis by all Access Persons.

All Access Persons shall submit via the Firm’s online Compliance tool, StarCompliance, Exhibit E of the Code which acknowledges enrollment in the Nationwide Savings Plan and permits the CCO or his designee to monitor activity in any Nationwide benefit plan, including 401(k) activities and other Nationwide non-qualified deferred compensation benefit plans.

E.	CERTIFICATION, DISCLOSURE INFORMATION AND REPORTING REQUIREMENTS

1)	Certification of Compliance with the Code of Ethics

All Covered Persons shall be provided with a copy of this Code of Ethics and any amendments, hereto, and all Covered Persons shall certify annually that:

(a)	they have received, read and understand the Code of Ethics and recognize that they are subject to its provisions;

(b)	they have complied with the requirements of the Code of Ethics; and

(c)	to the extent applicable, they have reported all personal Covered Securities transactions required to be reported pursuant to the requirements of the Code of Ethics.

Access Persons shall make such acknowledgement on their Initial Holdings Reports.

2)	Personal Brokerage Accounts

No Access Person shall open a personal brokerage account directly or indirectly without obtaining prior authorization from the CCO or his designee. Approval for new accounts shall be submitted via the Firm’s online Compliance tool, StarCompliance (see Exhibit F of this Code) and should be submitted for approval in advance of opening a new account.

All Access Persons shall provide Compliance personnel with a listing of all brokerage accounts in which the Access Person has a direct or indirect interest upon commencing employment and on an annual basis thereafter. These reports shall be submitted via the Firm’s online Compliance tool, StarCompliance utilizing Exhibits A or C, as applicable.

No Access Persons shall request or receive financial benefit or special dealing benefits for any personal brokerage account, which are not made available to the general public on the same terms and conditions.

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3)	Review of Reports and Notification

The Firm will appoint Compliance personnel to review all brokerage account statements and, Initial, Quarterly and Annual Reports to detect conflicts of interest and abusive practices. In addition, the CCO or his designee shall notify each Covered Person as to the extent to which he or she is subject to the reporting requirements provided under this Code of Ethics and shall deliver a copy of this Code of Ethics to each Covered Person upon request.

4)	Responsibility to Report

The responsibility for reporting is imposed on each Reporting Person required to make a report to ensure that Compliance is in receipt of timely and complete reports. Efforts on behalf of the Reporting Person by other services (e.g., brokerage firms) do not change or alter the Reporting Person’s responsibility. Late reporting is regarded as a direct violation of this Code and will be treated accordingly. Individuals who neglect their responsibility for appropriate reporting as defined in Sections E(1), (2), (5), (6) (7) and (8) of this Code will be subject to sanctions including suspension of pre-clearance privileges, fines, and, in appropriate cases, termination, and will be given written notice of the violation, which will be submitted to the Trusts’ Board of Trustees for review and possible further disciplinary action.

5)	Requirements for Exempt-Access Persons

(a)	In addition to the Certification of Compliance with the Code of Ethics, described above in Section E.1, Exempt-Access Persons must, prior to being designated as such and not less frequently than once per calendar year thereafter, provide to the CCO, a certification, in the form attached as Exhibit G.

(b)	Once designated by the CCO as an Exempt-Access Person, the individual is exempt from the initial and annual holdings reports. Exempt-Access Persons must submit to the CCO a quarterly transaction report in the form attached as Exhibit B not later than 15-calendar days after the end of each calendar quarter with respect to any Covered Securities transaction occurring in such quarter only if such person knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties, should have known that, during the 15-day period immediately before or after the date of the Covered Securities transaction, a Fund account purchased or sold the Covered Security, or the Firm considered purchasing or selling the Covered Security for a Fund. Any such report must be accompanied by an explanation of the circumstances which necessitated its filing.

(c)	Any Exempt-Access Person who obtains or seeks to obtain information which, under the relevant Rules, would suggest that the individual should be treated as an Access Person must promptly inform the CCO of the relevant circumstances and, unless notified to the contrary by the CCO, must comply with all relevant Code requirements applicable to Access Persons until such time as the CCO determines that reversion to Exempt-Access Person status is appropriate.

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6)	Initial Holdings Reports

All Access Persons shall disclose all personal Covered Securities holdings to the CCO or his designee. The Initial Holdings Report shall be submitted via the Firm’s online Compliance tool, StarCompliance (see Exhibit A of this Code) and shall contain the following information:

(a)	the name of the security, security symbol or CUSIP, type of security, number of shares and principal amount of each Covered Security and type of interest (direct or indirect) in which the Access Person had beneficial ownership when the person became an Access Person;

(b)	the name of any broker, dealer, bank, plan administrator or other institution with whom the Access Person maintained an account and the account number in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person;

(c)	the date that the report is submitted by the Access Person and the date as of which the information is current; and

(d)	a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

New Access Persons are required to submit an Initial Holdings Reports no later than 10-days after the person becomes an Access Person. All Initial Holdings Reports shall provide information that is current as of a date no more than 45 days before the Initial Holding Report is submitted.

7)	Quarterly Reports

(a)	All Access Persons shall report to the CCO or his designee, the information described in Sub-paragraph 7.b of this Section with respect to transactions in any Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security. As discussed below in Section E.5, Exempt-Access Persons may be required to make Quarterly Reports under certain circumstances.

(b)	Reports required to be made under this Paragraph (b) shall be made not later than 15-days after the end of the calendar quarter in which the transaction to which the report relates was effected. All Access Persons shall be required to submit a report for all periods, including those periods in which no Covered Securities transactions were effected. Quarterly reports shall be submitted via the Firm’s online Compliance tool, StarCompliance (see Exhibit B of this Code) and shall contain the following information:

(i)	the date of the transaction, the name of the Covered Security, security symbol or CUSIP, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the price at which the transaction was effected;

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(iv)	the name of the broker, dealer, bank, plan administrator or other institution with or through whom the transaction was effected and the account number where security is held; and

(v)	the date the report is submitted.

(c)	Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

(d)	All Access Persons shall direct their brokers to supply duplicate copies of all monthly brokerage statements (excluding confirmations) for all Covered Securities held in any accounts in which the Access Person is a Beneficial Owner to the CCO or his designee on a timely basis. Duplicate copies of the Nationwide 401(k) Savings Plan or other Nationwide deferred compensation program statements do not need to be sent; however the Compliance Department reserves the right to modify this exception or request such information on an ad-hoc basis.

(e)	With respect to any new account established (see Section E.2) by the Access Person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Access Person, the Access Person shall report the following information:

(i)	the name of the broker, dealer, bank, plan administrator or other institution with whom the Access Person established the account;

(ii)	the date the account was established; and

(iii)	the date the report is submitted.

8)	Annual Holdings Reports

(a)	All Access Persons shall disclose all personal Covered Securities holdings on an annual basis on the Form attached as Exhibit C within 30-calendar days after the end of the calendar year. All Annual Holdings Reports shall provide information on personal Covered Securities holdings that is current as of a date no more than 30 days before the Annual Report is submitted. Such Annual Reports shall be submitted via the Firm’s online Compliance tool, StarCompliance and shall contain the following information:

(i)	the name of the security, security symbol or CUSIP, number of shares and principal amount of each Covered Security and type of interest (direct or indirect) in which the Access Person Beneficial Ownership;

(ii)	the name of any broker, dealer, bank, plan administrator or other institution with whom the Access Person maintains an account and the account number in which any Covered Securities are held for the direct or indirect benefit of the Access Person;

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(iii)	the date that the report is submitted by the Access Person and the date as of which the information is current; and

(iv)	a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

F.	REPORTING OF VIOLATIONS TO THE BOARD

All Covered Persons shall promptly report any possible violations of this Code to the CCO. The CCO shall timely report all material violations of this Code of Ethics and the reporting requirements thereunder to Firm management and the Trusts Boards, as appropriate.

G.	BOARD APPROVAL

1)	The CCO submitted an initial copy of the Code of Ethics to the Board on or about August 8, 2000. The Chief Compliance Officer shall submit any material amendments to the Code of Ethics no later than six months after adoption of such amendments.

2)	The Firm is further required to obtain approval from each investment company Client for any material changes to this Code of Ethics within six (6) months of any such change.

H.	ANNUAL REPORTING TO INVESTMENT COMPANY CLIENTS

The Firm shall prepare a written annual report relating to its Code of Ethics to the Board of each Trust for which it acts as distributor or an affiliate serves as investment adviser or sub-adviser. Such annual report shall:

1)	summarize existing procedures concerning personal investing and any material changes in the procedures made during the past year;

2)	identify any material violations requiring significant remedial action during the past year;

3)	identify any recommended changes in the existing restrictions or procedures based upon experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations; and

4)	certify that the Broker Dealer and affiliated Adviser, where applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating its Code of Ethics.

I.	SANCTIONS

Covered Persons are expected to observe the highest standards of professional conduct when conducting their business. Upon determining that there has been a violation of the Code, the President of the Firm (“President”), CCO and/or the Trusts’ Boards, in their sole discretion, may impose such sanctions or disciplinary or remedial actions as they deem appropriate under the circumstances.

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These sanctions and disciplinary or remedial actions that may be taken with respect to violations of the Code are outlined in specific detail in Exhibit H. By way of example only, these sanctions and disciplinary or remedial actions range from warnings and remedial training, to unwinding of trades and disgorgement of profits, to suspension or termination of employment. Under the appropriate circumstances, the President, CCO and/or the Board also may report the violation(s) to the appropriate regulatory or governmental agencies or authorities. Covered Persons may be held personally liable for any improper, inappropriate or illegal acts committed during your employment.

In addition, the Firm considers adherence to overall compliance standards as an integral component of your employee performance evaluation. Any Code violations, including but not limited to unauthorized or improper trading or other potential conflicts of interest issues, shall be considered by each Covered Person’s manager when assessing the Covered Person’s overall performance review.

Any situation that may create, or even appear to create, a conflict between personal interests and the interest of the Firm or our Clients must be avoided. It is essential to disclose any questionable situations to Compliance as soon as such situation arises.

The Firm’s commitment to integrity and ethical behavior remains constant. Every employee, every day, must reflect the highest standards of professional conduct and personal integrity. Good judgment and the desire to do what is right are the foundation of the Firm’s reputation.

J.	GROUNDS FOR DISQUALIFICATION FROM EMPLOYMENT

In addition to actions that may result in termination of employment as described above in Section I, pursuant to the terms of Section 9 of the 1940 Act, no person may become or continue to be an officer, director, Advisory Person or employee of the Firm without an exemptive order issued by the Securities and Exchange Commission, if such person:

1)	within the past ten years has been convicted of any felony or misdemeanor involving the purchase or sale of any security; or arising out of his or her conduct as an affiliated person, salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the Commodity Exchange Act; or as an affiliate person, salesman, or employee of any investment company, bank, insurance company, or entity or person required to be registered under the Commodities Exchange Act, or

2)	is or becomes permanently or temporarily enjoined by any courts from: (i) acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, bank, transfer agent, or entity or a person required to be registered under the Commodity Exchange Act, or as an affiliated person, salesman or employees of any investment company, bank, insurance company or entity or a person required to be registered under the Commodity Exchange Act; or (ii) engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

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It is your obligation to immediately report any conviction or injunction falling within the foregoing provisions to the Chief Compliance Officer.

K.	RETENTION OF RECORDS

The Broker Dealer must, at its principal place of business, maintain records in the manner and to the extent set out below and must make these records available to FINRA or the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

1)	A copy of this Code of Ethics, or any Code of Ethics which within the past five (5) years has been in effect, shall be preserved in an easily accessible place;

2)	A record of any violation of this Code of Ethics, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

3)	A copy of each report, certification or acknowledgement made by an Access Person pursuant to this Code of Ethics shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

4)	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code of Ethics shall be maintained in an easily accessible place;

5)	A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of Covered Securities in a private placement, as described in Section D(3) of this Code of Ethics, for at least five (5) years after the end of the fiscal year in which the approval is granted; and

6)	A copy of each annual report required under Section F for at least five (5) years after the end of the fiscal year in which it is made, the first two in an accessible place.

All such records shall be maintained for at least the first two years in an easily accessible place as deemed appropriate by the Broker Dealer.

Initially Adopted August 8, 2000 and Amended Effective July 1, 2001; November 29, 2001; December 31, 2001; February 1, 2005; November 27, 2006; May 18, 2007, March 31, 2011 and January 1, 2014.

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GLOSSARY

“Access Person” means any director, officer, Registered Representative as well as any other person that the Chief Compliance Officer (“CCO”) determines to be an Access Person. An Access Person shall not include any person who the CCO determines to be an Exempt-Access Person. The CCO maintains records of the status of all relevant persons under the Code, and will inform each such person about that person’s status as necessary.

“Brokerage/Advisory Person” means:

(a)	any employee of NFD (or of any company in a control relationship to NFD) who, in connection with his or her regular functions or duties, makes, participates in, has access to or obtains information regarding the purchase or sale of a Covered Security by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; or

(b)	any natural person in a control relationship to the Broker Dealer who obtains information concerning recommendations made to a Client with regard to the purchase or sale of Covered Securities by the Client.

“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is considered a “beneficial owner” as defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, which generally speaking, encompasses those situations where the beneficial owner has or shares the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in Covered Securities.

A person is normally regarded as the beneficial owner of Covered Securities with respect to:

(c)	Covered securities that are held by the individual or by members of the individual’s immediate family sharing the same household (including, but not limited to a husband, wife, domestic partner, minor child or relative);

(d)	The person’s interest in Covered Securities held in a discretionary or trust account; or

(e)	The person’s right to acquire equity Covered Securities through the exercise or conversion of stock options, warrants or convertible debt, whether or not presently exercisable; or

(f)	All other Covered Securities held in any other account for which the person has investment discretion or authority.

“Chief Compliance Officer” or “CCO” means the Chief Compliance Officer for the Broker Dealer or the CCO’s designee, as applicable.

“Control” shall have the same meaning as set forth in Section 2(a)(9) of the Act.

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“Covered Person” means any Access Person or Exempt-Access Person.

“Covered Security” means a security as defined in Section 2(a)(36) of the Act, except that it shall not include direct obligations of the United States government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares of money market funds, shares of registered open-end investment companies, (other than Reportable Funds as defined in A(15)) and shares of unit investment trusts that are exclusively invested in one or more open-end Funds that are not Reportable Funds. “Fund” means an investment company registered under the Act.

“Exempt-Access Person” The Firm’s officers, directors, employees and other related persons, are presumed to be Access Persons for purposes of the Rules. However, certain persons, such as certain officers, directors of the Broker Dealer, or other persons, such as temporary employees, often do not have actual access to investment or portfolio information or participate in the recommendation process.

a)	Where the CCO has determined that the relevant director, officer, employee or temporary employee: (1) does not meet the definition of “Brokerage/Advisory Person;” (2) does not otherwise have access to non-public information with respect to Fund holdings, transactions or securities recommendations; and (3) is not involved in the recommendation process, the CCO may determine to treat such person as an “Exempt-Access Person” for purposes of this Code.

b)	Exempt-Access Persons must, prior to being so designated and at least annually thereafter, certify to the CCO, in the form attached as Exhibit H, as to the relevant facts and circumstances that formed the basis of the CCO’s above-described determination.

“Fund-of-Funds Exemptive Relief” refers to an exemptive order granted Nationwide Fund Advisers by the SEC, allowing exemption from Section 15(a) of the Act and Rule 18f-2 under the Act.

“Late Trading” is defined as entering or canceling any buy, sell, transfer, or change order after the close of the regular trading on the New York Stock Exchange (generally, 4:00 p.m., Eastern Time) or such other time designated in a Fund’s prospectus as the timing of calculation of the Fund’s net asset value.

“Market Timing” shall mean the purchasing and selling of Fund shares on a short-term basis and in a manner that is contrary to the policy of the Fund as disclosed in its then-current prospectus.

“Material Non-Public Information”:

a)	“Material” information means anything (including but not limited to any price sensitive corporate or market information) that a reasonable investor would consider important in determining whether to purchase, sell or hold a security or if publicly disclosed, would be reasonable likely to affect the market value of a security. Examples include, but are not limited to, information relating to: financial forecasts or projections, contemplated mergers or acquisitions, changes in management, major litigation, significant products or discoveries, pending rating changes, financial liquidity or the gain or loss of a significant customer or supplier.

Code of Ethics January 1, 2014	Page 14

b)	Information is Non-Public until is has been broadly disseminated or made available to the general public, such as by press release carried by a major news service, a major news publication or a public filing made with a regulatory agency. Rumors, even if widespread or accurate, do not make inside information “public” and therefore does not relieve persons from the prohibitions of federal insider trading regulation.

“Mutual Fund(s)” means an investment company registered under the Act.

“Principal Underwriter” shall have the meaning set forth in Section 2(a)(2) of the Act.

“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

“Reportable Fund” means:

a)	any series of Nationwide Mutual Funds or Nationwide Variable Insurance Trust (collectively, the Trusts);

b)	any Fund for which the Broker Dealer serves as distributor, or

c)	any Fund whose investment adviser (including sub-advisers) or Principal Underwriter controls, is controlled by, or is under common control with the Broker Dealer.

“Reporting Person” means any Access Person and any Exempt-Access Person.

“Security held or to be acquired” by a Fund means any Covered Security which, within the most recent 15 calendar days

a)	is or has been held by a Fund; or

b)	is being or has been considered for purchase by a Fund; or

c)	any option to purchase or sell any Covered Security that is convertible into or exchangeable for a Covered Security described in subparts (a) and (b) of this definition.

Code of Ethics January 1, 2014	Page 15

EXHIBIT A

Exhibits A&B January 1, 2014	Page 16

EXHIBIT B

Exhibits A&B January 1, 2014	Page 17

EXHIBIT C

Exhibit C January 1, 2014	Page 18

EXHIBIT D

Personal Trading Pre-Clearance Request Form

This is the **Pre-Clearance Trade Request Form.** You are required to pre-clear in accordance with the firm's **Code of Ethics** policy that can be found within the "my Document Library" section fo this iste.

Please select the Security you would like to pre-clear and then complete the remaining sections of the form as they appear.

Finally type in your full name in the space provided to represent your Electronic Signature.

Thank you for your co-operation

Is this a request for an IPO?

- (●) No
- ( ) Yes

Is this request for a Private Placement/Limited Offer?

- ( ) No
- (●) Yes

If you answered "yes" to this being a Private Placement/Limited Offer, please answer questions listed below.

1. Name of the sponsor's corporation, partnership or other entity:

2. Name of the private placement:

3. Is the sponsor a corporation, partnership or other entity:

- (●) Private
- ( ) Public
- ( ) Other

4. Type of security or fund:

5. Nature of the participation (Stockholder, selling agent, genral partner, limited partner). Indicate all applicable. Name of private placement:

6. Have you received or will you receive "selling compensation" in connection with the transaction?

- (●) No
- ( ) Yes

7. Planned date of transaction:

8. Size of offering (if a fund, size of fund):

9. Size of your participation (number of units/shares and total dollar amount):

10. Your participation as a percentage of total shares or units outstanding:

11. Does/ Will the investment carry limited or unlimited liability?

- (●) Limited
- ( ) Unlimited

12. Will the investment require any use of premises, facilities or materials of the Firm or any of its affiliates?

- (●) No
- ( ) Yes

Exhibit D – Personal Trading Pre-clearance Request Form January 1, 2014	Page 19

Exhibit D – Personal Trading Pre-clearance Request Form January 1, 2014	Page 20

EXHIBIT E

Exhibit E – Nationwide 401(k) Savings Plan Disclosure Form January 1, 2014	Page 21

EXHIBIT F

Duplicate Statements should be sent to:

NATIONWIDE FUNDS GROUP

C/O: COMPLIANCE DEPARTMENT

P.O. BOX 796

KING OF PRUSSIA, PA 19399

Exhibit F – Brokerage Account Disclosure January 1, 2014	Page 22

EXHIBIT G

CERTIFICATION OF REBUTTAL OF ACCESS PRESUMPTION

I,                                 , do hereby certify and affirm that:

1)	I serve as and am also

        (insert position with Adviser)                                     (insert position with Affiliate)

2)	During the immediate prior calendar year:

a)	I have not, with respect to any Client[2] account, obtained or sought to obtain information regarding the Client’s purchase or sale of securities;

b)	I have not, with respect to any Reportable Fund, made, participated in, obtained or sought to obtain information about, the purchase or sale of a Covered Security or related recommendations;

c)	My regular functions and duties have not, with respect to Reportable Funds, related to such recommendations, purchase or sales;

d)	I have not been involved in making securities recommendations to Firm Clients nor have I obtained, or sought to obtain information about any such recommendations which are non-public;

e)	I am aware of and have complied with all provisions of the Code that are relevant to me and with any policies and procedures of the Firm and its affiliates relevant to the control of sensitive information about Client accounts or Adviser recommendations to which I may be subject. I further agree to continue to comply with all such policies and procedures, as they may be amended from time to time.

3)	If any of the representations set forth in 2(a) through (e) above ceases to be true, I will inform the Firm’s CCO promptly, and unless otherwise notified by the CCO, will comply with the relevant Code requirements applicable to Access Persons.

4)	I recognize that I am providing this certification in order to allow the CCO to consider my designation as an Exempt-Access person. I have read, understand and agree to abide by the Firm’s Code of Ethics, and in particular, those provisions of the Code relevant to Exempt-Access Persons.

Signature	Date

Printed Name

[2]	Capitalized terms have the meaning assigned to them by the Firm’s Code of Ethics. For convenience, relevant definitions appear in the attached Glossary.

Exhibit G – Certification of Rebuttal of Access Assumption January 2014	Page 23

1)	“Access Person” means any director, officer, Brokerage/Advisory Person or employee of the Broker Dealer as well as any other person that the Chief Compliance Officer (“CCO”) determines to be an Access Person. An Access Person shall not include any person who the CCO determines to be an Exempt-Access Person. The CCO maintains records of the status of all relevant persons under the Code, and will inform each such person about that person’s status as necessary.

2)	The “Broker Dealer” is Nationwide Fund Distributors

3)	“Chief Compliance Officer” or “CCO” means the Chief Compliance Officer for the Broker Dealer (as designated on the Broker Dealer’s Form BD) or the CCO’s designee, as applicable.

4)	“Client” means

a)	any investment company registered under the Act or any series of a registered investment company for whom the Broker Dealer acts as distributor or

b)	any separately managed investment account, commingled/collective investment trust fund, hedge fund and other similar investment arrangement, which is distributed by the Broker Dealer.

5)	“Covered Person” means all Access and Exempt-Access Person.

6)	“Covered Security” means a security as defined in Section 2(a)(36) of the Act, except that it shall not include direct obligations of the United States government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares of money market funds, shares of registered open-end investment companies, (other than Reportable Funds as defined in A(14)) and shares of unit investment trusts that are exclusively invested in one or more open-end Funds that are not Reportable Funds.

7)	“Fund” means an investment company registered under the Act.

8)	“Exempt-Access Persons.” The Firm’s officers, directors, employees and other related persons, are presumed to be Access Persons for purposes of the Rules However, certain persons, such as certain officers, directors of the Broker Dealer, or other persons, such as temporary employees, often do not have actual access to investment or portfolio information or participate in the recommendation process. Where the CCO has determined that the relevant director, officer, employee or temporary employee: (1) does not meet the definition of “Brokerage/Advisory Person;” (2) does not otherwise have access to nonpublic information with respect to Client holdings, transactions or securities recommendations; and (3) is not involved in the recommendation process, the CCO may determine to treat such person as an “Exempt-Access Person” for purposes of this Code. Exempt-Access Persons must, prior to being so designated and at least annually thereafter certify to the CCO, in the form attached as Exhibit H as to the relevant facts and circumstances that formed the basis of the CCO’s above-described determination.

9)	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

10)	“Reportable Fund” means

Exhibit G – Certification of Rebuttal of Access Assumption January 1, 2014	Page 24

a)	any series of Nationwide Mutual Funds or Nationwide Variable Insurance Trust;

b)	any Fund for which the Firm serves as an distributor, or

c)	any Fund whose investment adviser (including sub-advisers) or Principal Underwriter controls, is controlled by, or is under common control with the Broker Dealer.

Exhibit G – Certification of Rebuttal of Access Assumption January 1, 2014	Page 25

EXHIBIT H

Nationwide Fund Distributors:

Sanctions, Disciplinary or Remedial Actions for Violations of the Code of Ethics

As set forth in the attached Code of Ethics, the Firm expects all Covered Persons3 to observe the highest standards of professional conduct when conducting their business. If it is determined that there has been a violation of the Code of Ethics, appropriate sanctions or disciplinary or remedial actions will be imposed.

In determining what sanctions or disciplinary or remedial actions are appropriate in response to any violations of the Code of Ethics, the President of the Firm (“President”), the Chief Compliance Officer (“CCO”) and/or the Boards of Nationwide Mutual Funds and Nationwide Variable Insurance Trusts (collectively, the “Board”), generally consider the following, among other factors: (i) the type, gravity and frequency of the violation(s); (ii) whether the violation(s) caused harm or the potential of harm to the shareholders of the Nationwide Mutual Funds and Nationwide Variable Insurance Trusts; (iii) the Covered Person’s position in the Firm; and (iv) the Covered Person’s specific actions in connection with the violation(s).

The sanctions or disciplinary or remedial actions that may be imposed for any violations of the Code of Ethics include, but are not limited to, one or more of the following:

•	Verbal and Written Warnings,
•	Violation Memoranda,
•	Unwinding or Reversing of Trades,
•	Disgorgement of Profits,
•	Suspension of Trading Privileges,
•	Remedial Code of Ethics Training,
•	Reporting of Violation(s) to Firm Management,
•	Reporting of Violation(s) to the Board,
•	Suspension of Employment,
•	Termination of Employment.

The Firm, in its sole discretion, may direct the Covered Person to cancel or unwind any trade at the Covered Person’s expense. From time to time, the Covered Person also may have his or her positions frozen due to potential conflicts of interest or the appearance of impropriety. The Firm may, in its sole discretion, suspend or revoke the Covered Person’s trading privileges at any time.

In addition to these sanctions and disciplinary and remedial actions, the Firm may refer any violation of the Code of Ethics to the appropriate regulatory or governmental agencies or authorities.

The Firm also shall consider adherence to overall compliance standards as an integral component of the performance evaluation process. Violations of the Code of Ethics shall be considered by each Covered Person’s manager when assessing the Covered Person’s overall performance review.

[3]	Capitalized terms have the meaning assigned to them by the Firm’s Code of Ethics.

Exhibit H – Sanctions, Disciplinary or Remedial Actions for Violations of the Code of Ethics January 1, 2014 Page 26

Examples of certain activities that are covered by specific provisions in the Code of Ethics are set forth below. The President, CCO and/or the Board, in their sole discretion, may impose sanctions or disciplinary or remedial actions for violations of any of these provisions as well as for violations of any other provisions in the Code of Ethics.

Type	Code of Ethics Provision
Short Selling / Margin Activity	Section C.1
Pre-Clearance	Section C.4
30-Day Holding	Section C.5
Late Reporting	Section E
Failure to Provide Documentation	Section E.7(d)

The following is a list of certain violations of the Code of Ethics along with a description of the sanctions or disciplinary or remedial actions that may be imposed. This list is non-exhaustive and the President, CCO and/or the Board also may impose sanctions or disciplinary or remedial actions for any other violations of the Code of Ethics. Additionally, the President, CCO and/or the Board, in their sole discretion, may impose sanctions or disciplinary or remedial actions different from or in addition to the ones listed below depending upon specific facts and circumstances.

Types of Violations	Description of Violation
Late Reporting

•    Initial Holdings Report or upon hire, disclosure of Covered Accounts

•    Failure to disclose Covered Securities and/or Covered Accounts

•    Code of Ethics or Compliance Policies and Procedures Acknowledgment

•    Quarterly Transaction Report

•    Annual Holdings Report

Summary of Potential Sanctions or Disciplinary or Remedial Actions	Verbal warning; Written warning and remedial COE training; Written violation memorandum; Meeting with Compliance department and/or Supervisor.

Other Reporting Violations of the Code of Ethics	• Covered Associate fails to request approval to open a new Covered Account—and no conflicting trades occurred in the account.

Exhibit H – Sanctions, Disciplinary or Remedial Actions for Violations of the Code of Ethics January 1, 2014 Page 27

Summary of Potential Sanctions or Disciplinary or Remedial Actions

Written warning and remedial COE training; Written violation memorandum (with copies to Supervisor or to Supervisor and HR file); Meeting with Compliance department; Reporting to the Board; Meeting with CCO and President; Disgorgement of profits to a charity.

Specific Actions in Violation of the Code of Ethics

•       Failure to request pre-clearance for a trade in a Reportable Fund and trading in such Reportable Fund

•       Failure to request pre-clearance for a trade of an IPO or a Private Placement and trading in such IPO or Private Placement

•       Covered Associate fails to request approval to open a new personal account - and conflicting trades occurred in the account

•       Placing a trade in violation of 30-day holding period for a Reportable Fund

Summary of Potential Sanctions or Disciplinary or Remedial Actions

Unwinding or reversing of trade and disgorgement of any profits to a charity; Written violation memorandum (with copies to Supervisor or Supervisor and HR file); Reporting to the Board; Remedial COE training; 60-day suspension of trading privileges; Meeting with CCO and President; Suspension of employment; Termination of employment.

The Firm is committed to integrity, ethical behavior and the highest standards of professional conduct. Any questions about the information contained in this Exhibit I should be directed to the CCO.

Exhibit H – Sanctions, Disciplinary or Remedial Actions for Violations of the Code of Ethics January 1, 2014 Page 28